Exhibit 99.1

Contacts:	For news media – Dan McCarthy, 610-774-5997
For financial analysts – Joseph P. Bergstein, 610-774-5609

PPL Corporation Reports Third-Quarter Earnings

•	Company increases 2014 forecast of earnings from ongoing operations to $2.37 to $2.47 per share
•	Energy Supply business spinoff remains on track

ALLENTOWN, Pa. (November 4, 2014) ― PPL Corporation (NYSE: PPL) announced on Tuesday (11/4) third-quarter 2014 reported earnings of $497 million, or $0.74 per share, an increase from $410 million, or $0.62 per share, a year ago. For the first nine months of 2014, PPL’s reported earnings were $1.04 billion, or $1.57 per share, compared with $1.23 billion, or $1.90 per share, in the first nine months of 2013.

Adjusting for special items, PPL’s earnings from ongoing operations for the quarter were $361 million, or $0.54 per share, a decrease from $432 million, or $0.66 per share, a year ago. Earnings from ongoing operations for the first nine months of the year were $1.24 billion, or $1.87 per share, compared with $1.20 billion, or $1.85 per share, for the same period in 2013.

“Strong year-to-date performance in our regulated businesses, combined with continuing strong performance in our competitive energy supply business, has led us to increase our 2014 forecast range of earnings from ongoing operations,” said William H. Spence, PPL’s chairman, president and Chief Executive Officer. The company now is forecasting 2014 earnings from ongoing operations of $2.37 to $2.47 per share, with a midpoint of $2.42 per share, a 5.2 percent increase from the midpoint of the previous forecast of $2.20 to $2.40 per share. The 2014 forecast for reported earnings is $2.07 to $2.17 per share, reflecting special items recorded through the third quarter.

Spence also said solid progress is continuing on PPL’s spinoff of its competitive generation business, which will be combined with Riverstone’s competitive generation business to form a new publicly traded company called Talen Energy.

“The strong 2014 performance of PPL’s competitive energy supply business underscores the inherent value of this business and its ongoing potential as market fundamentals improve,” said Spence. “These 2014 results provide additional confirmation that the spinoff of our Supply segment will create significant short- and long-term value for our shareowners.

 “Our transition plans are on schedule and we have made substantial progress developing the plans to achieve at least $155 million in Talen Energy annual run-rate synergies. The full extent of the identified annualized synergies is expected to be realized beginning in mid-2016. Similarly, at PPL Corporation we have identified the targeted annual support cost savings to eliminate at least $75 million of dissynergies created by the spin, most of which would be achieved in 2015. The identified cost savings are consistent with the projections we made when we announced the spinoff transaction in June,” said Spence.

The company still expects closing of the Talen Energy transaction in the first or second quarter of 2015.

Spence said the company expects about 450 positions to be eliminated as a result of cost reductions, primarily in the company’s competitive generation business and its service organizations. He said voluntary severance offerings and elimination of vacant positions are expected to limit the number of employees leaving the company involuntarily to fewer than 200.

Third-Quarter 2014 Earnings Details

PPL’s reported earnings for the third quarter of 2014 included net special item credits of $136 million, or $0.20 per share, primarily resulting from foreign currency-related economic hedges and adjusted energy-related economic activity, partially offset by separation benefit costs and a change in income tax valuation allowances related to the anticipated spinoff of PPL Energy Supply.

Reported earnings are calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Earnings from ongoing operations” is a non-GAAP financial measure that is adjusted for special items that are fully detailed at the end of this news release.

(Dollars in millions, except for per share amounts)	3rd Quarter
	2014	2013	% Change

Reported Earnings	$497	$410	21%
Reported Earnings Per Share	$0.74	$0.62	19%
Earnings from Ongoing Operations	$361	$432	(16)%
Earnings from Ongoing Operations Per Share	$0.54	$0.66	(18)%

(See the tables at the end of the news release for details as to the reconciliation of earnings from ongoing operations to reported earnings.)

Third-Quarter and Nine-Month 2014 Earnings by Business Segment

The following chart shows PPL’s earnings per share by business segment for the third quarter and first nine months of 2014, compared with the same periods of 2013.

Per share	3rd Quarter		Year to Date
	2014	2013	2014	2013
Earnings from ongoing operations
U.K. Regulated	$0.28	$0.31	$1.01	$1.02
Kentucky Regulated	0.12	0.14	0.37	0.36
Pennsylvania Regulated	0.08	0.08	0.29	0.24
Supply	0.07	0.14	0.24	0.26
Corporate and Other1	(0.01)	(0.01)	(0.04)	(0.03)
Total	$0.54	$0.66	$1.87	$1.85

Special items
U.K. Regulated	$0.16	$(0.03)	$0.03	$0.12
Kentucky Regulated	–	–	–	0.01
Pennsylvania Regulated	0.01	–	–	–
Supply	0.06	(0.01)	(0.22)	(0.08)
Corporate and Other1	(0.03)	–	(0.11)	–
Total	$0.20	$(0.04)	$(0.30)	$0.05

Reported earnings
U.K. Regulated	$0.44	$0.28	$1.04	$1.14
Kentucky Regulated	0.12	0.14	0.37	0.37
Pennsylvania Regulated	0.09	0.08	0.29	0.24
Supply	0.13	0.13	0.02	0.18
Corporate and Other1	(0.04)	(0.01)	(0.15)	(0.03)
Total	$0.74	$0.62	$1.57	$1.90

1 This category primarily includes unallocated corporate-level financing and other costs. 2014 reported earnings include certain costs related to the anticipated spinoff of PPL Energy Supply.

(For more details and an itemization of special items by segment, see the reconciliation tables at the end of this news release.)

Key Factors Impacting Business Segment Earnings from Ongoing Operations

U.K. Regulated Segment
PPL’s U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution, serving Southwest and Central England and South Wales.

Segment earnings from ongoing operations in the third quarter of 2014 decreased by $0.03 per share compared with a year ago. This decrease was primarily due to higher U.S. and U.K. income taxes resulting from a tax benefit recorded in the prior year and higher taxes in 2014 related to cash repatriation, and higher depreciation and higher financing costs, partially offset by higher utility revenues due to the April 2014 price increase and lower operation and maintenance expenses.

Segment earnings from ongoing operations decreased during the first nine months of 2014 by $0.01 per share compared with a year ago. This decrease was primarily due to higher U.S. income taxes resulting from a tax benefit recorded in the prior year and higher taxes in 2014 related to cash repatriation, and higher depreciation and higher financing costs, partially offset by higher utility revenues due to April 2014 and April 2013 price increases, net of adverse weather impacts, and lower pension expenses.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and Kentucky Utilities Company.

Segment earnings from ongoing operations in the third quarter of 2014 decreased by $0.02 per share compared with a year ago. This decrease was primarily due to lower sales volume due to mild weather, higher operation and maintenance expenses and higher financing costs, partially offset by returns on additional environmental capital investment.

Segment earnings from ongoing operations increased during the first nine months of 2014 by $0.01 per share compared with a year ago. This increase was primarily due to returns on additional environmental capital investments and higher sales volumes driven by unusually cold weather in the first quarter of 2014, partially offset by higher operation and maintenance expense driven by storm-related expenses and timing of generation maintenance outages, and higher depreciation expense.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.

Segment earnings from ongoing operations in the third quarter of 2014 were flat compared to the third quarter a year ago.

Segment earnings from ongoing operations increased during the first nine months of 2014 by $0.05 per share compared with a year ago. This increase was primarily due to returns on additional transmission and distribution improvement capital investments, and higher sales volume driven by unusually cold weather in the first quarter of 2014, partially offset by higher financing costs.

Supply Segment
PPL’s Supply segment consists primarily of the competitive domestic electricity generation and energy marketing operations of PPL Energy Supply.

Segment earnings from ongoing operations in the third quarter of 2014 decreased by $0.07 per share compared with a year ago. This decrease was driven by lower margins due to lower hedged energy prices and lower capacity prices, partially offset by favorable asset performance, lower income taxes resulting from an adjustment of deferred tax assets recorded in the prior year, lower operation and maintenance expense and lower financing costs.

Segment earnings from ongoing operations decreased during the first nine months of 2014 by $0.02 per share compared with a year ago. This decrease was primarily due to lower energy prices, partially offset by favorable asset performance, net benefits due to unusually cold weather in the first quarter of 2014, higher capacity prices, gains on certain commodity positions, lower income taxes resulting from an adjustment of deferred tax assets recorded in the prior year and lower financing costs.

Earnings from Ongoing Operations Forecast by Business Segment

	2014 forecast midpoint	2013 actual
Per share
U.K. Regulated	$1.38	$1.32
Kentucky Regulated	0.45	0.48
Pennsylvania Regulated	0.39	0.31
Supply	0.24	0.39
Corporate and Other1	(0.04)	(0.05)
Total	$2.42	$2.45

1 This category primarily includes unallocated corporate-level financing and other costs.

PPL expects lower earnings from ongoing operations in 2014 compared with 2013, primarily due to lower energy margins in the Supply segment.

U.K. Regulated Segment
PPL projects higher segment earnings in 2014 compared with 2013, driven primarily by higher electricity delivery revenue and lower pension expense, partially offset by higher income taxes, higher depreciation and higher financing costs.

Kentucky Regulated Segment
PPL projects lower segment earnings in 2014 compared with 2013, driven primarily by higher operation and maintenance expense, higher depreciation and higher financing costs, partially offset by returns on additional environmental capital investments and increased sales volumes.

Pennsylvania Regulated Segment
PPL projects higher segment earnings in 2014 compared with 2013, driven primarily by higher transmission margins, returns on distribution improvement capital investments and a benefit from a change in estimate of a regulatory liability, partially offset by higher financing costs and higher income taxes.

Supply Segment
PPL projects lower segment earnings in 2014 compared with 2013, driven primarily by lower energy and capacity prices, partially offset by the net benefits due to unusually cold weather in the first quarter of 2014, lower financing costs and lower income taxes.

PPL Corporation, with 2013 revenues of $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. PPL has announced an agreement to combine its competitive generation business with the competitive generation business of Riverstone Holdings LLC to form Talen Energy Corporation, a highly competitive independent power producer.  More information is available at www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about third-quarter 2014 financial results at 8:30 a.m. Eastern time on Tuesday, Nov. 4. The meeting is available online live, in audio format, with slides of the presentation, on PPL’s website:  www.pplweb.com. The webcast will be available for replay on the PPL website for 30 days. Interested individuals also can access the live conference call via telephone at 888-346-8683. International participants should call 1-412-902-4270.

“Earnings from ongoing operations,” also referred to as “ongoing earnings,” should not be considered as an alternative to reported earnings, or net income attributable to PPL shareowners, which is an indicator of operating performance determined in accordance with U.S. generally accepted accounting principles (GAAP). PPL believes that “earnings from ongoing operations,” although a non-GAAP financial measure, is also useful and meaningful to investors because it provides management’s view of PPL’s fundamental earnings performance as another criterion in making investment decisions. PPL’s management also uses “earnings from ongoing operations” in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

“Earnings from ongoing operations” is adjusted for the impact of special items. Special items include:
•           Adjusted energy-related economic activity (as discussed below).
•           Unrealized gains or losses on foreign currency-related economic hedges.
•           Gains and losses on sales of assets not in the ordinary course of business.
•           Impairment charges (including impairments of securities in the company’s nuclear decommissioning trust funds).
•           Workforce reduction and other restructuring effects.
•           Acquisition and disposition-related adjustments.
•           Other charges or credits that are, in management’s view, not reflective of the company’s ongoing operations.

Adjusted energy-related economic activity includes the changes in fair value of positions used to economically hedge a portion of the economic value of the competitive generation assets, full-requirement sales contracts and retail activities. This economic value is subject to changes in fair value due to market price volatility of the input and output commodities (e.g., fuel and power) prior to the delivery period that was hedged. Adjusted energy-related economic activity also includes the ineffective portion of qualifying cash flow hedges and premium amortization associated with options. Unrealized gains and losses related to this activity are deferred and included in earnings from ongoing operations over the delivery period of the item that was hedged or upon realization. Management believes that adjusting for such amounts provides a better matching of earnings from ongoing operations to the actual amounts settled for PPL’s underlying hedged assets. Please refer to the Notes to the Consolidated Financial Statements and MD&A in PPL Corporation’s periodic filings with the Securities and Exchange Commission for additional information on adjusted energy-related economic activity.

Statements contained in this news release, including statements with respect to future earnings, cash flows, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of generating plants and other facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of hurricanes or other severe weather on our business, including any impact on fuel prices; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

#     #     #

Note to Editors: Visit PPL’s media website at www.pplnewsroom.com for additional news and background about PPL Corporation and its subsidiaries.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	September 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$1,188	$1,102
Accounts receivable	1,050	1,020
Unbilled revenues	676	835
Fuel, materials and supplies	763	702
Price risk management assets - current	732	942
Assets of discontinued operations	647
Other current assets	704	552
Investments	947	907
Property, Plant and Equipment
Regulated utility plant	30,169	27,755
Less: Accumulated depreciation - regulated utility plant	5,315	4,873
Regulated utility plant, net	24,854	22,882
Non-regulated property, plant and equipment	12,672	13,306
Less: Accumulated depreciation - non-regulated property, plant and equipment	6,323	6,172
Non-regulated property, plant and equipment, net	6,349	7,134
Construction work in progress	3,194	3,071
Property, Plant and Equipment, net	34,397	33,087
Regulatory assets - noncurrent	1,253	1,246
Goodwill and other intangibles	5,123	5,172
Price risk management assets - noncurrent	366	337
Other noncurrent assets	343	357
Total Assets	$48,189	$46,259

Liabilities and Equity
Short-term debt	$1,099	$701
Long-term debt due within one year	235	315
Accounts payable	1,208	1,308
Price risk management liabilities - current	897	829
Other current liabilities	1,973	1,759
Long-term debt	20,522	20,592
Deferred income taxes and investment tax credits	4,584	4,270
Price risk management liabilities - noncurrent	377	415
Accrued pension obligations	952	1,286
Asset retirement obligations	739	687
Regulatory liabilities - noncurrent	1,028	1,048
Other noncurrent liabilities	601	583
Common stock and additional paid-in capital	9,395	8,322
Earnings reinvested	6,017	5,709
Accumulated other comprehensive loss	(1,438)	(1,565)
Total Liabilities and Equity	$48,189	$46,259

(a)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation.  Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, Except Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Operating Revenues
Utility	$1,860	$1,739	$5,852	$5,344
Unregulated wholesale energy (a)	1,109	913	203	2,380
Unregulated retail energy	282	263	909	755
Energy-related businesses	198	159	512	423
Total Operating Revenues	3,449	3,074	7,476	8,902

Operating Expenses
Operation
Fuel	452	494	1,701	1,464
Energy purchases (b)	859	555	(284)	1,663
Other operation and maintenance	684	658	2,082	2,009
Depreciation	307	284	913	845
Taxes, other than income	92	86	283	261
Energy-related businesses	186	151	492	403
Total Operating Expenses	2,580	2,228	5,187	6,645

Operating Income	869	846	2,289	2,257

Other Income (Expense) - net	144	(117)	38	18

Interest Expense	258	244	775	747

Income from Continuing Operations Before Income Taxes	755	485	1,552	1,528

Income Taxes	265	81	520	329

Income from Continuing Operations After Income Taxes	490	404	1,032	1,199

Income (Loss) from Discontinued Operations (net of income taxes)	7	7	10	30

Net Income	497	411	1,042	1,229

Net Income Attributable to Noncontrolling Interests		1		1

Net Income Attributable to PPL Shareowners	$497	$410	$1,042	$1,228

Amounts Attributable to PPL Shareowners:
Income from Continuing Operations After Income Taxes	$490	$403	$1,032	$1,198
Income (Loss) from Discontinued Operations (net of income taxes)	7	7	10	30
Net Income	$497	$410	$1,042	$1,228

Earnings Per Share of Common Stock:
Income from Continuing Operations After Income Taxes Available to PPL Common Shareowners:
Basic	$0.73	$0.64	$1.58	$1.98
Diluted	$0.73	$0.61	$1.56	$1.86
Net Income Available to PPL Common Shareowners:
Basic	$0.74	$0.65	$1.60	$2.03
Diluted	$0.74	$0.62	$1.57	$1.90

Weighted-Average Shares of Common Stock Outstanding
(in thousands)
Basic	664,432	631,046	649,561	601,275
Diluted	666,402	664,343	665,501	662,094

(a)
The nine month period ended September 30, 2014 includes significant realized and unrealized losses on physical and financial commodity sales contracts due to the unusually cold weather experienced in the first quarter of 2014.

(b)
The nine month period ended September 30, 2014 includes significant realized and unrealized gains on physical and financial commodity purchase contracts due to the unusually cold weather experienced in the first quarter of 2014.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Nine Months Ended September 30,
	2014	2013
Cash Flows from Operating Activities
Net income	$1,042	$1,229
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	930	859
Amortization	168	164
Defined benefit plans - expense	71	135
Deferred income taxes and investment tax credits	266	301
Unrealized losses on derivatives, and other hedging activities	117	126
Adjustment to WPD line loss accrual	65	45
Stock compensation expense	52	45
Other	38	2
Change in current assets and current liabilities
Accounts receivable	(29)	(79)
Accounts payable	(126)	(140)
Unbilled revenues	163	197
Taxes payable	208	76
Uncertain tax positions	1	(104)
Other	(83)	(180)
Other operating activities
Defined benefit plans - funding	(322)	(505)
Other	67	52
Net cash provided by operating activities	2,628	2,223
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,878)	(2,768)
Expenditures for intangible assets	(74)	(61)
Purchases of nuclear plant decommissioning trust investments	(124)	(102)
Proceeds from the sale of nuclear plant decommissioning trust investments	112	92
Proceeds from the receipt of grants	164	5
Net (increase) decrease in restricted cash and cash equivalents	(187)	13
Other investing activities	13	33
Net cash used in investing activities	(2,974)	(2,788)
Cash Flows from Financing Activities
Issuance of long-term debt	296	862
Retirement of long-term debt	(545)	(309)
Repurchase of common stock		(74)
Issuance of common stock	1,037	1,409
Payment of common stock dividends	(718)	(645)
Debt issuance and credit facility costs	(21)	(37)
Contract adjustment payments	(21)	(72)
Net increase (decrease) in short-term debt	398	(148)
Other financing activities	(7)	(20)
Net cash provided by financing activities	419	966
Effect of Exchange Rates on Cash and Cash Equivalents	13	(11)
Net Increase in Cash and Cash Equivalents	86	390
Cash and Cash Equivalents at Beginning of Period	1,102	901
Cash and Cash Equivalents at End of Period	$1,188	$1,291

Key Indicators (Unaudited)

	12 Months Ended
	September 30,
Financial	2014	2013

Dividends declared per share of common stock	$1.485	$1.4625
Book value per share (a)(b)	$21.02	$19.59
Market price per share (a)	$32.84	$30.38
Dividend yield	4.5%	4.8%
Dividend payout ratio (c)	104%	58%
Dividend payout ratio - earnings from ongoing operations (c)(d)	60%	62%
Price/earnings ratio (c)	23.0	12.1
Price/earnings ratio - earnings from ongoing operations (c)(d)	13.3	12.9
Return on average common equity	7.21%	14.20%
Return on average common equity - earnings from ongoing operations (d)	12.49%	13.31%

(a)	End of period
(b)	Based on 664,653 and 630,239 shares of common stock outstanding (in thousands) at September 30, 2014 and September 30, 2013.
(c)	Based on diluted earnings per share.
(d)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that excludes the impact of special items, as described in the text and tables of this news release.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended September 30,			9 Months Ended September 30,
			Percent			Percent
(GWh)	2014	2013	Change	2014	2013	Change

Domestic Retail Delivered
PPL Electric Utilities	8,945	9,223	(3.0%)	27,953	27,544	1.5%
LKE	8,120	8,213	(1.1%)	24,033	23,539	2.1%
Total	17,065	17,436	(2.1%)	51,986	51,083	1.8%

Domestic Retail Supplied (a)
PPL EnergyPlus	3,806	3,549	7.2%	11,215	10,076	11.3%
LKE	8,120	8,213	(1.1%)	24,033	23,539	2.1%
Total	11,926	11,762	1.4%	35,248	33,615	4.9%

International Delivered
United Kingdom	17,255	17,494	(1.4%)	56,954	59,042	(3.5%)

Domestic Wholesale
PPL EnergyPlus - East	10,763	13,282	(19.0%)	38,909	37,960	2.5%
PPL EnergyPlus - West	1,601	1,401	14.3%	4,265	4,564	(6.6%)
LKE (b)	589	591	(0.3%)	1,851	1,751	5.7%
Total	12,953	15,274	(15.2%)	45,025	44,275	1.7%

(a)
Represents GWh supplied by PPL EnergyPlus to PPL Electric Utilities as PLR, and to other retail customers in Pennsylvania, New Jersey, Montana, Delaware, Maryland, Ohio and Washington, D.C.  Also includes GWh supplied by LKE to retail customers in Kentucky, Virginia and Tennessee.

(b)	Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Earnings from Ongoing Operations to Reported Earnings
(After Tax)
(Unaudited)

3rd Quarter 2014	(millions of dollars)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Earnings from Ongoing Operations	$184	$83	$55	$45	$(6)	$361
Special Items:
Adjusted energy-related economic activity, net				46		46
Foreign currency-related economic hedges	111					111
Spinoff of PPL Energy Supply:
Change in tax valuation allowances					(3)	(3)
Transition and transaction costs					(3)	(3)
Separation benefits				(7)	(11)	(18)
Other:
EEI adjustments		(1)				(1)
Separation benefits - union voluntary program			2	2		4
Total Special Items	111	(1)	2	41	(17)	136
Reported Earnings	$295	$82	$57	$86	$(23)	$497

	(per share - diluted)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Earnings from Ongoing Operations	$0.28	$0.12	$0.08	$0.07	$(0.01)	$0.54
Special Items:
Adjusted energy-related economic activity, net				0.07		0.07
Foreign currency-related economic hedges	0.16					0.16
Spinoff of PPL Energy Supply:
Change in tax valuation allowances					(0.01)	(0.01)
Separation benefits				(0.01)	(0.02)	(0.03)
Other:
Separation benefits - union voluntary program			0.01			0.01
Total Special Items	0.16	-	0.01	0.06	(0.03)	0.20
Reported Earnings	$0.44	$0.12	$0.09	$0.13	$(0.04)	$0.74

Reconciliation of Segment Earnings from Ongoing Operations to Reported Earnings
(After Tax)
(Unaudited)

Year-to-Date September 30, 2014	(millions of dollars)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Earnings from Ongoing Operations	$668	$247	$196	$160	$(30)	$1,241
Special Items:
Adjusted energy-related economic activity, net				(116)		(116)
Foreign currency-related economic hedges	72					72
Kerr Dam Project impairment				(10)		(10)
Spinoff of PPL Energy Supply:
Change in tax valuation allowances					(49)	(49)
Transition and transaction costs					(13)	(13)
Separation benefits				(7)	(11)	(18)
Other:
Change in WPD line loss accrual	(52)					(52)
Separation benefits - union voluntary program			(2)	(11)		(13)
Total Special Items	20		(2)	(144)	(73)	(199)
Reported Earnings	$688	$247	$194	$16	$(103)	$1,042

	(per share - diluted) (a)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Earnings from Ongoing Operations	$1.01	$0.37	$0.29	$0.24	$(0.04)	$1.87
Special Items:
Adjusted energy-related economic activity, net				(0.17)		(0.17)
Foreign currency-related economic hedges	0.11					0.11
Kerr Dam Project impairment				(0.02)		(0.02)
Spinoff of PPL Energy Supply:
Change in tax valuation allowances					(0.07)	(0.07)
Transition and transaction costs					(0.02)	(0.02)
Separation benefits				(0.01)	(0.02)	(0.03)
Other:
Change in WPD line loss accrual	(0.08)					(0.08)
Separation benefits - union voluntary program				(0.02)		(0.02)
Total Special Items	0.03			(0.22)	(0.11)	(0.30)
Reported Earnings	$1.04	$0.37	$0.29	$0.02	$(0.15)	$1.57

(a)
The "If-Converted Method" has been applied to PPL's 2011 Equity Units prior to settlement, resulting in $9 million of interest charges (after-tax) being added back to earnings for the nine months ended September 30, 2014 and approximately 14 million shares of PPL Common Stock being treated as outstanding.  Both adjustments are only for purposes of calculating diluted earnings per share.

Reconciliation of Segment Earnings from Ongoing Operations to Reported Earnings
(After Tax)
(Unaudited)

3rd Quarter 2013	(millions of dollars)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Earnings from Ongoing Operations	$199	$93	$51	$97	$(8)	$432
Special Items:
Adjusted energy-related economic activity, net				(6)		(6)
Foreign currency-related economic hedges	(82)					(82)
Acquisition-related adjustments:
WPD Midlands
Separation benefits	(2)					(2)
Other:
Change in WPD line loss accrual	(16)					(16)
Change in U.K. tax rate	84					84
Total Special Items	(16)			(6)		(22)
Reported Earnings	$183	$93	$51	$91	$(8)	$410

	(per share - diluted) (a)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Earnings from Ongoing Operations	$0.31	$0.14	$0.08	$0.14	$(0.01)	$0.66
Special Items:
Adjusted energy-related economic activity, net				(0.01)		(0.01)
Foreign currency-related economic hedges	(0.13)					(0.13)
Other:
Change in WPD line loss accrual	(0.03)					(0.03)
Change in U.K. tax rate	0.13					0.13
Total Special Items	(0.03)			(0.01)		(0.04)
Reported Earnings	$0.28	$0.14	$0.08	$0.13	$(0.01)	$0.62

(a)
The "If-Converted Method" has been applied to PPL's 2011 Equity Units prior to settlement, resulting in $7 million of interest charges (after-tax) being added back to earnings for the three months ended September 30, 2013 and approximately 32 million shares of PPL Common Stock being treated as outstanding.  Both adjustments are only for purposes of calculating diluted earnings per share.

Reconciliation of Segment Earnings from Ongoing Operations to Reported Earnings
(After Tax)
(Unaudited)

Year-to-Date September 30, 2013	(millions of dollars)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Earnings from Ongoing Operations	$663	$225	$160	$171	$(22)	$1,197
Special Items:
Adjusted energy-related economic activity, net				(47)		(47)
Foreign currency-related economic hedges	(8)					(8)
Acquisition-related adjustments:
WPD Midlands
Separation benefits	(4)					(4)
Other acquisition-related adjustments	(2)					(2)
Other:
LKE discontinued operations		1				1
EEI adjustments		1				1
Change in tax accounting method related to repairs				(3)		(3)
Counterparty bankruptcy				1		1
Windfall tax litigation	43					43
Change in WPD line loss accrual	(35)					(35)
Change in U.K. tax rate	84					84
Total Special Items	78	2		(49)		31
Reported Earnings	$741	$227	$160	$122	$(22)	$1,228

	(per share - diluted) (a)
	U.K.	Kentucky	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Earnings from Ongoing Operations	$1.02	$0.36	$0.24	$0.26	$(0.03)	$1.85
Special Items:
Adjusted energy-related economic activity, net				(0.07)		(0.07)
Foreign currency-related economic hedges	(0.01)					(0.01)
Acquisition-related adjustments:
WPD Midlands
Separation benefits	(0.01)					(0.01)
Other:
LKE discontinued operations		0.01				0.01
Change in tax accounting method related to repairs				(0.01)		(0.01)
Windfall tax litigation	0.06					0.06
Change in WPD line loss accrual	(0.05)					(0.05)
Change in U.K. tax rate	0.13					0.13
Total Special Items	0.12	0.01		(0.08)		0.05
Reported Earnings	$1.14	$0.37	$0.24	$0.18	$(0.03)	$1.90

(a)
The "If-Converted Method" has been applied to PPL's Equity Units prior to settlement, resulting in $37 million of interest charges (after-tax) being added back to earnings for the nine months ended September 30, 2013 and approximately 59 million shares of PPL Common Stock being treated as outstanding.  Both adjustments are only for purposes of calculating diluted earnings per share.

Reconciliation of PPL's Forecast of Earnings from Ongoing Operations to Reported Earnings
(After-Tax)
(Unaudited)

	Forecast (per share - diluted)
	Midpoint
	U.K.	Kentucky	Pennsylvania		Corporate		High	Low
	Regulated	Regulated	Regulated	Supply	and Other	Total	2014	2014
Earnings from Ongoing Operations	$1.38	$0.45	$0.39	$0.24	$(0.04)	$2.42	$2.47	$2.37
Special Items:
Adjusted energy-related economic activity, net				(0.17)		(0.17)	(0.17)	(0.17)
Foreign currency-related economic hedges	0.11					0.11	0.11	0.11
Kerr Dam Project impairment				(0.02)		(0.02)	(0.02)	(0.02)
Spinoff of PPL Energy Supply:
Change in tax valuation allowances					(0.07)	(0.07)	(0.07)	(0.07)
Transition and transaction costs					(0.02)	(0.02)	(0.02)	(0.02)
Separation benefits				(0.01)	(0.02)	(0.03)	(0.03)	(0.03)
Other:
Change in WPD line loss accrual	(0.08)					(0.08)	(0.08)	(0.08)
Separation benefits - union voluntary program				(0.02)		(0.02)	(0.02)	(0.02)
Total Special Items	0.03			(0.22)	(0.11)	(0.30)	(0.30)	(0.30)
Reported Earnings	$1.41	$0.45	$0.39	$0.02	$(0.15)	$2.12	$2.17	$2.07